Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the NYTEX Energy Holdings, Inc. 2013 Equity Incentive Plan of our report dated April 4, 2012, with respect to the consolidated financial statements of NYTEX Energy Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Whitley Penn LLP

Dallas, Texas
February13, 2013